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                                CREDIT AGREEMENT


                            DATED AS OF JULY 8, 1997


                                     AMONG


                              SHOPKO STORES, INC.


                            THE BANKS PARTIES HERETO


                                      AND


                             BANKERS TRUST COMPANY,
                                    AS AGENT





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


                               TABLE OF CONTENTS(1)


                                                                                              Page

ARTICLE I
     DEFINITIONS .......................................................................      -1-
     SECTION 1.01.  Definitions.........................................................      -1-
     SECTION 1.02.  Accounting Terms and Determinations.................................     -15-
     SECTION 1.03.  Types of Borrowings.................................................     -16-

ARTICLE II

     THE CREDITS........................................................................     -16-
     SECTION 2.01.  Commitments to Lend.................................................     -16-
     SECTION 2.02.  Notice of Syndicated and Swingline Borrowings.......................     -17-
     SECTION 2.03.  Letters of Credit...................................................     -18-
     SECTION 2.04.  Money Market Borrowings.............................................     -21-
     SECTION 2.05.  Notice to Banks; Funding of Loans...................................     -25-
     SECTION 2.06.  Notes...............................................................     -26-
     SECTION 2.07.  Maturity of Loans...................................................     -26-
     SECTION 2.08.  Interest Rates......................................................     -26-
     SECTION 2.09.  Fees................................................................     -28-
     SECTION 2.10.  Optional Termination or Reduction of Syndicated Commitments; Optional
          Termination of Swingline Commitment...........................................     -29-
     SECTION 2.11.  Mandatory Termination of Commitments................................     -29-
     SECTION 2.12.  Optional Prepayments................................................     -29-
     SECTION 2.13.  General Provisions as to Payments...................................     -30-
     SECTION 2.14.  Funding Losses......................................................     -31-
     SECTION 2.15.  Computation of Interest and Fees....................................     -31-
     SECTION 2.16.  Withholding Tax Exemption...........................................     -31-

ARTICLE III

     CONDITIONS.........................................................................     -32-
     SECTION 3.01. Effectiveness........................................................     -32-
     SECTION 3.02. Borrowings...........................................................     -33-

--------------------------------

       (1)      The Table of Contents is not a part of this Agreement.

ARTICLE  IV

      REPRESENTATIONS AND WARRANTIES..........................................................     -33-
      SECTION 4.01.  Corporate Existence and Power............................................     -33-
      SECTION 4.02.  Corporate and Governmental Authorization; No Contravention...............     -33-
      SECTION 4.03.  Binding Effect...........................................................     -34-
      SECTION 4.04.  Financial Information....................................................     -34-
      SECTION 4.05.  Litigation...............................................................     -34-
      SECTION 4.06.  Compliance with ERISA....................................................     -34-
      SECTION 4.07.  Environmental Matters....................................................     -34-
      SECTION 4.08.  Taxes....................................................................     -35-
      SECTION 4.09.  Subsidiaries.............................................................     -35-
      SECTION 4.10.  Full Disclosure..........................................................     -35-

ARTICLE V

      COVENANTS...............................................................................     -36-
      SECTION 5.01.  Information..............................................................     -36-
      SECTION 5.02.  Maintenance of Property; Insurances......................................     -38-
      SECTION 5.03.  Conduct of Business and Maintenance of Existence.........................     -38-
      SECTION 5.04.  Compliance with Laws.....................................................     -38-
      SECTION 5.05.  Minimum Consolidated Net Worth...........................................     -39-
      SECTION 5.06.  Leverage.................................................................     -39-
      SECTION 5.07.  Interest Coverage........................................................     -39-
      SECTION 5.08.  Negative Pledge..........................................................     -39-
      SECTION 5.09.  Consolidations, Mergers and Sales of Assets..............................     -40-
      SECTION 5.10.  Transactions with Affiliates.............................................     -42-
      SECTION 5.11.  Use of Proceeds..........................................................     -42-
      SECTION 5.12.  Limitation on Subsidiary Debt............................................     -43-
      SECTION 5.13.  Limitation on Certain Covenants and Restrictions.........................     -43-

ARTICLE VI

      DEFAULTS................................................................................     -43-
      SECTION 6.01.  Events of Default........................................................     -43-
      SECTION 6.02.  Notice of Default........................................................     -46-

ARTICLE VII

      THE AGENT...............................................................................     -47-
      SECTION 7.01.  Appointment..............................................................     -47-
      SECTION 7.02.  Nature of Duties.........................................................     -47-
      SECTION 7.03.  Exculpation, Rights Etc..................................................     -47-
      SECTION 7.04   Reliance.................................................................     -48-

      SECTION 7.05  Indemnification...........................................................    -48-
      SECTION 7.06  Agent In Its Individual Capacity..........................................    -48-
      SECTION 7.07  Notice of Default.........................................................    -48-
      SECTION 7.08  Holders of Obligations....................................................    -49-
      SECTION 7.09  Resignation by the Agent..................................................    -49-

ARTICLE VIII

      CHANGE IN CIRCUMSTANCES.................................................................    -49-
      SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair..................    -49-
      SECTION 8.02. Illegality................................................................    -50-
      SECTION 8.03. Increased Cost and Reduced Return.........................................    -50-
      SECTION 8.04. Base Rate Loans Substituted for Affected Fixed Rate Loans.................    -52-

ARTICLE IX

      MISCELLANEOUS...........................................................................    -52-
      SECTION 9.01. Notices...................................................................    -52-
      SECTION 9.02. No Waivers................................................................    -53-
      SECTION 9.03. Expenses; Documentary Taxes; Indemnification..............................    -53-
      SECTION 9.04. Sharing of Set-Offs.......................................................    -53-
      SECTION 9.05. Amendments and Waivers....................................................    -54-
      SECTION 9.06. Successors and Assigns....................................................    -54-
      SECTION 9.07. Collateral................................................................    -56-
      SECTION 9.08. GOVERNING LAW; SUBMISSION TO JURISDICTION.................................    -56-
      SECTION 9.09. Counterparts; Integration.................................................    -57-
      SECTION 9.10. Confidentiality...........................................................    -57-
      SECTION 9.11. Termination of Existing Credit Agreement..................................    -57-
      SECTION 9.12. WAIVER OF JURY TRIAL......................................................    -57-

Exhibit A -    Note
Exhibit B -    Money Market Quote Request
Exhibit C -    Invitation for Money Market Quotes
Exhibit D -    Money Market Quote
Exhibit E-1 -  Opinion of  Godfrey & Kahn
Exhibit E-2 -  Opinion of Richard D. Schepp, Esq.
Exhibit F -    Assignment and Assumption Agreement

Schedule 1.01  Commitments
Schedule 5.08  Existing Liens
Schedule 5.10  Agreements with Affiliates

                              CREDIT AGREEMENT


          THIS CREDIT AGREEMENT, dated as of July 8, 1997, is by and among SHOPKO STORES, INC., a Minnesota corporation, the Lenders from time to time party hereto and BANKERS TRUST COMPANY, as Agent for the Lenders.


                              W I T N E S S E T H:

          WHEREAS, the Borrower has requested that the Banks provide a revolving credit facility (including a letter of credit subfacility) to the Borrower in an aggregate principal amount not to exceed $200,000,000 at any time outstanding;

          WHEREAS, the proceeds of the revolving credit facility described above will be used by the Borrower for ongoing working capital and general corporate purposes, including, without limitation, to pay fees, costs and expenses incurred in connection with the transactions contemplated hereby; and

          WHEREAS, the Banks are willing to extend commitments to make Loans and to issue or participate, as the case may be, in Letters of Credit, to the Borrower hereunder, in each case, for the respective purposes provided herein and only on the terms subject to the conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS


          SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

          "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.04.

          "Adjusted London Interbank Offered Rate" has the meaning set forth in
Section 2.08(b).

          "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

          "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or
(ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that any Person which does not own, directly or indirectly, more than 5% of the outstanding Voting Stock shall not be deemed to "control" the Borrower.

          "Agent" means Bankers Trust Company in its capacity as agent for the Banks hereunder, and its successors in such capacity.

          "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Base Rate Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

          "Assignee" has the meaning set forth in Section 9.06(c).

          "Assignment and Assumption Agreement" has the meaning set forth in
Section 9.06 (c).

          "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof as determined in accordance with generally accepted accounting principles, discounted from the respective due dates thereof to the date of determination at a rate per annum equal to the discount rate that would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding, in accordance with generally accepted accounting principles, amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges and rents charged as a percentage of sales in excess of a base amount. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the balance sheet of such Person in accordance with generally accepted accounting principles.

          "Available LC Amount" means at any time an amount equal to the lesser of (i) $100,000,000 and (ii) the excess, if any, of the aggregate amount of the Syndicated Commitments over the aggregate outstanding amount of Loans at such time.

          "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "Base Rate Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Base Rate Lending Office) or such other office as such Bank may hereafter designate as its Base Rate Lending Office by notice to the Borrower and the Agent.

          "Base Rate Loan" means (i) a Syndicated Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Syndicated Borrowing or pursuant to Section 2.01(c) or pursuant to Article VIII or (ii) a Swingline Loan to be made by the Swingline Bank in accordance with the provisions of
Section 2.01(b).

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Borrower" means ShopKo Stores, Inc., a Minnesota corporation, and its successors.

          "Borrower's 1997 Form 10-K" means the Borrower's annual report on Form 10-K for fiscal year ended February 22, 1997, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

          "Borrowing" has the meaning set forth in Section 1.03.

          "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation, as of any date (the "measurement date"), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty.

          "Commercial Letters of Credit" means the commercial Letters of Credit issued by the LC Bank for the account of the Borrower pursuant to Section 2.03, each of which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

          "Commitment" means a Syndicated Commitment or the Swingline Commitment and "Commitments" means the Syndicated Commitments and the Swingline Commitment or any combination of the two.

          "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

          "Consolidated Debt Equivalents" means at any date the product of six times the average of the minimum rental payments, net of anticipated minimum sublease income, of the Borrower and its Consolidated Subsidiaries for the then current Fiscal Year and each of the next succeeding four Fiscal Years under the operating leases that have initial non-cancelable lease terms exceeding one year, as set forth in the financial statements of the Borrower and its Consolidated Subsidiaries for the most recently ended Fiscal Year that have been delivered to the Banks pursuant to Section 5.01(a).

          "Consolidated Earnings Before Interest and Taxes" means for any period the sum of (i) Consolidated Net Income for such period and (ii) the aggregate amount deducted in determining Consolidated Net Income for such period in respect of Consolidated Interest Charges and income taxes.

          "Consolidated Interest Charges" means for any period the aggregate interest charges incurred by the Borrower and its Consolidated Subsidiaries for such period, whether expensed or capitalized, including, without limitation, the portion of any Capital Lease Obligations allocable to interest expense in accordance with generally accepted accounting principles, but excluding (i) the portion of any expenses that shall be amortized in such period and (ii) the portion of any debt discount amortized in such period if the debt instrument related to such debt discount does not mature until after the Termination Date.

          "Consolidated Rental Expense" means for any period the aggregate amount of rental expense of the Borrower and its Consolidated Subsidiaries under operating leases with a lease term of, one year or more, net of sublease income received by the Borrower or any Consolidated Subsidiary under subleases of such leases, during such period.

          "Consolidated Net Income" means for any period the consolidated net income of the Borrower and its Consolidated Subsidiaries for such period.

          "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such date.

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

          "Consolidated Tangible Assets" means at any date the sum of the Tangible Assets of the Borrower and its Consolidated Subsidiaries after eliminating intercompany items, all determined in accordance with generally accepted accounting principles, including appropriate deductions for any minority interest in Tangible Assets of such Consolidated Subsidiaries; provided that adjustments following the Effective Date to the accounting books and records of the Borrower and its Consolidated Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting, in each case, from the acquisition of control of the Borrower by another Person shall not be given effect.

          "Consolidated Total Capital" means at any date the sum of (i) Consolidated Net Worth plus (ii) Consolidated Debt plus (iii) Consolidated Debt Equivalents, all determined as of such date.

          "Credit Availability Period" means the period from and including the Effective Date to but not including the Termination Date.

          "Credit Event" means the making of a Loan or the issuance of a Letter of Credit.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person with respect to letters of credit, issued for the account of such Person, to the extent that such reimbursement obligations remain unpaid for a period of more than one business day after demand in writing for payment has been received by such Person or five business days after drawing has been made on such letters of credit, (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable, deferred compensation items, and like expense accruals arising in the ordinary course of business), except, in the case of property, to the extent that the rights and remedies of the obligor with respect to such obligations are limited to repossession or sale of such property, (v) all Capital Lease Obligations of such Person, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person. The amount of any Debt secured by a Lien pursuant to clause (vi) above shall be an amount equal to the lesser of (x) the aggregate outstanding amount of Debt secured by such Lien and (y) the greater of the aggregate book value and the aggregate fair market value of the assets subject to such Lien. The amount of any Debt of others Guaranteed by such Person pursuant to clause (vii) above shall be an amount equal to the amount of outstanding Debt subject to such Guarantee, reduced by the amount, if any, of such Debt with respect to which such Person is not contractually obligated to Guarantee.

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would, unless cured or waived, become an Event of Default.

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the States of Wisconsin or Minnesota are authorized by law to close.

          "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes or the clean-up or other remediation thereof and any and all judgments, orders, decrees, permits, grants, franchises, licenses or agreements relating to the foregoing to which the Borrower or any Subsidiary is a party or which is otherwise applicable to the Borrower or any Subsidiary.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

          "ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated, on or after the Effective Date, as a single employer under Section 414 of the Internal Revenue Code.

          "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

          "Euro-Dollar Loan" means a Syndicated Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Syndicated Borrowing.

          "Euro-Dollar Margin" has the meaning set forth in Section 2.08 (b).

          "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.08(b).

          "Event of Default" has the meaning set forth in Section 6.01.

          "Existing Credit Agreement" means the Credit Agreement dated as of October 4, 1993 among the Borrower, the banks party thereto and Morgan Guaranty Trust Company of New York, as Agent, as amended.

          "Facility Fee Rate" has the meaning set forth in Section 2.09(a).

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bankers Trust Company on such day on such transactions as determined by the Agent.

          "Final Fee Payment Date" has the meaning set forth in Section 2.09(b).

          "Financial Officer" has the meaning set forth in Section 5.01(b).

          "Fiscal Quarter" means a fiscal quarter of the Borrower.

          "Fiscal Year" means a fiscal year of the Borrower.

          "Fixed Rate Loans" means Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Interest Coverage Ratio" means at any date the ratio of (x) the sum of (i) Consolidated Earnings Before Interest and Taxes plus (ii) 33-1/3% of Consolidated Rental Expense to (y) the sum of (i) aggregate Consolidated Interest Charges plus (ii) 33-1/3% of Consolidated Rental Expense, in each case for the four consecutive Fiscal Quarters ending on such date.

          "Interest Period" means:

     (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending 1, 2, 3 or 6 months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

          (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

     (2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

          (b) any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date;

     (3) with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.04; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

          (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

     (4) with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.04; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

          (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

          "Inventory" means, whether now owned or hereafter acquired by the Borrower or any Subsidiary, all "inventory" (as defined in the UCC), wherever located, and shall also mean and include, without limitation, all raw materials and supplies used to produce finished goods to be held for sale, work-in-process and finished goods and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto, or which, in accordance with generally accepted accounting principles, would be included in inventories on the balance sheet of the Borrower and its Consolidated Subsidiaries, including, without limitation, any of the foregoing which has been returned to or repossessed or stopped in transit by the Borrower or any Subsidiary; provided that goods held on consignment, and goods sold by third parties under license shall not be considered inventory.

          "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

          "LC Bank" means such Bank as is designated the LC Bank from time to time by written notice to the Agent from such Bank and the Borrower, in such Bank's capacity as LC Bank under the letter of credit facility described in Setion 2.03, and its successors in such capacity.

          "LC Commission Rate" has the meaning set forth in Section 2.03(g).

          "LC Exposure" means, at any time and for any Bank, an amount equal to such Bank's Syndicated Commitment Percentage of the aggregate amount of Letter of Credit Liabilities in respect of all Letters of Credit at such time.

          "Letter of Credit Liabilities" means, at any time and in respect of any Letter of Credit, the sum, without duplication, of (i) the amount available for drawing under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous drawings made under such Letter of Credit.

          "Letters of Credit" means the Commercial Letters of Credit and the Standby Letters of Credit.

          "Level I Status", "Level II Status", "Level III Status", "Level IV Status", "Level V Status" and "Level VI Status" shall have the meanings set forth in Section 2.03(g).

          "Leverage Ratio" means at any date the ratio of (x) the sum of (i) Consolidated Debt plus (ii) Consolidated Debt Equivalents to (y) Consolidated Total Capital, all determined as of such date.

          "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.04.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset, including any conditional sale or other title retention agreement.

          "Loan" means a Base Rate Loan, a Euro-Dollar Loan or a Money Market Loan, and "Loans" means Base Rate Loans or Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

          "London Interbank Offered Rate" has the meaning set forth in Section 2.08(b).

          "Material Debt" means Debt (other than the Notes and the Reimbursement Obligations) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $25,000,000.

          "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

          "Money Market Absolute Rate" has the meaning set forth in Section 2.04(d).

          "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

          "Money Market Lending Office" means, as to each Bank, its Base Rate Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

          "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

          "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

          "Money Market Margin" has the meaning set forth in Section 2.04(d).

          "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.04.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a) (3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

          "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

          "Notice of Borrowing" means a Notice of Syndicated Borrowing (as defined in Section 2.02(a)), a Notice of Swingline Loan Borrowing (as defined in
Section 2.02(b)) or a Notice of Money Market Borrowing (as defined in Section
2.04 (f)).

          "Operating Property" means any retail store, warehouse, distribution center, office, land or other facility or real property owned or used by the Borrower or any Subsidiary having an area (including all floor area) in excess of 30,000 square feet in the aggregate; provided that any parcel of land (including all facilities and improvements thereon) which is owned by the Borrower or any Subsidiary and no part of which is used by the Borrower or any Subsidiary and no part of which is under construction or development for use by the Borrower or any Subsidiary shall not constitute Operating Property until such time as any such use, construction or development begins.

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in Section 9.06(b).

          "Payment Office" means the office of the Agent located at One Bankers Trust Plaza, 130 Liberty Street, 14th Floor, New York, New York 10006,
Attention:  Deal Administrator.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Disposition" has the meaning set forth in Section 5.09(d).

          "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Prime Rate" means the rate of interest publicly announced by Bankers Trust Company in New York City from time to time as its "prime rate", which is
not necessarily the lowest rate made available by Bankers Trust Company.   The
"prime rate" announced by Bankers Trust Company is evidenced by the recording thereof after its announcement in such internal publication or publications as Bankers Trust Company may designate. Any change in the interest rate resulting from a change in such "prime rate" announced by Bankers Trust Company shall become effective without prior notice to the Borrower as of 12:01 A.M. (New York City time) on the Business Day on which each change in such "prime rate" is announced by Bankers Trust Company. Bankers Trust Company may make commercial or other loans to others at rates of interest at, above or below its "prime rate".

          "ProVantage" means ProVantage Inc., a Minnesota corporation, and its successors.

          "ProVMed" means ProVMed, LLC, a Wisconsin limited liability company, and its successors.

          "Reference Banks" means the principal London offices of NationsBank, N.A. and Bankers Trust Company and "Reference Bank" means any one of such Reference Banks.

          "Refunding Borrowing" means a Syndicated Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Syndicated Loans made by any Bank.

          "Register" has the meaning set forth in Section 9.06(f).

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Reimbursement Obligations" means at any date the obligations of the Borrower then outstanding under Section 2.03 to reimburse the LC Bank for the amount paid by the LC Bank in respect of a drawing under a Letter of Credit.

          "Required Banks" means at any time Banks having at least 51% of the aggregate amount of the Syndicated Commitments or, if the Syndicated Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans plus Reimbursement Obligations at such time.

          "Restricted Assets" means the capital stock or other equity or ownership interests of the Subsidiaries of the Borrower which are owned by the Borrower or any Subsidiary of the Borrower, Inventory and Operating Property.

          "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Operating Property that, within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (the "measurement date"), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. The "Reference Date" means, for any property that becomes an Operating Property after, or the construction or development of which is underway on and completed after, June 23, 1992, the last day of the 24th month after the date of the acquisition, completion of construction and commencement of operation of such property and, for any other property, June 23, 1992.

          "S&P" means Standard & Poor's Corporation.

          "Standby Letters of Credit" means any of the standby Letters of Credit issued by the LC Bank for the account of the Borrower pursuant to Section 2.03.

          "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

          "Supervalu ERISA Group" means Supervalu Inc., a Delaware corporation ("Supervalu") and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Supervalu, are treated as a single employer under Section 414 of the Internal Revenue Code.

          "Swingline Bank" means Bankers Trust Company, in its capacity as the Swingline Bank under the swingline facility described in Section 2.01(b), and its successors in such capacity.

          "Swingline Commitment" means the obligation of the Swingline Bank to make Swingline Loans to the Borrower in aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $5,000,000 and (ii) the excess, if any, of the Swingline Bank's Syndicated Commitment over the sum of (x) the aggregate outstanding principal amount of the Swingline Bank's Syndicated Loans plus (y) the Swingline Bank's LC Exposure, in each case at such time.

          "Swingline Loan" means a loan made by the Swingline Bank pursuant to
Section 2.01(b).

          "Syndicated Commitment" means, with respect to any Bank, the principal amount set forth opposite the name of such Bank on Schedule 1.01 hereto or in any Assignment and Assumption Agreement under the caption "Amount of Syndicated Commitment", and "Syndicated Commitments" means such commitments collectively, which commitments equal $200,000,000 in the aggregate as of the Effective Date, as such amount may be reduced from time to time pursuant to Section 2.10.

          "Syndicated Commitment Percentage" means, with respect to each Bank, the percentage equal to a fraction the numerator of which is the amount of such Bank's Syndicated Commitment and the denominator of which is the aggregate amount of the Syndicated Commitments of the Banks.

          "Syndicated Loan" means a loan made by a Bank pursuant to Section 2.01(a) or Section 2.01(c).

          "Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person (maintained in accordance with generally accepted accounting principles) of all its property both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles,
(ii) unamortized indebtedness discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and
(iv) all other proper valuation reserves against assets which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such Person; provided that, with respect to the Borrower and its Consolidated Subsidiaries, adjustments following the Effective Date to the accounting books and records of the Borrower and its Consolidated Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting, in each case, from the acquisition of control of the Borrower by another Person shall not be given effect.

          "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Corporation and P-1 by Moody's Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of America of any bank or trust company which is organized under the laws of the United States of America or any state thereof and has capital, surplus and undivided profits aggregating at least $100,000,000 or (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above; provided in each case that such Investment matures within one year from the date of acquisition thereof.

          "Termination Date" means January 31, 2002 or, if any such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.

          "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          "Voting Stock" means capital stock of any class or classes (however designated) having ordinary voting power for the election of directors of the Borrower, other than stock having such power only by reason of the happening of a contingency.

          SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the

Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

          SECTION 1.03. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to
Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a "Syndicated Borrowing" is a Borrowing under Section 2.01(a) or 2.01(c) in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.04 in which the Bank participants are determined on the basis of their bids in accordance therewith).


                                  ARTICLE II

                                 THE CREDITS

          SECTION 2.01.  Commitments to Lend.


          (a) Syndicated Loans. During the Credit Availability Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this subsection (a) from time to time in amounts such that the sum of (x) the aggregate principal amount of Syndicated Loans by such Bank plus (y) such Bank's Syndicated Commitment Percentage of the aggregate principal amount of Swingline Loans plus (z) such Bank's LC Exposure at any one time outstanding shall not exceed the amount of its Syndicated Commitment; provided that in no event shall the Swingline Bank be obligated to make any loan hereunder if, after making such loan and giving effect to the application of any funds made available at such time to prepay or repay any outstanding Swingline Loan, the sum of (A) the aggregate principal amount of Syndicated Loans and Swingline Loans by the Swingline Bank and (B) the
Swingline Bank's LC Exposure at such time outstanding exceeds the amount of its Syndicated Commitment. Each Borrowing under this subsection (a) shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(a)) and shall be made from the several Banks ratably in proportion to their respective Syndicated Commitments. Within the foregoing limits, the Borrower may borrow under this subsection (a), repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Credit Availability Period under this subsection (a).

          (b) Swingline Loans. During the Credit Availability Period, the Swingline Bank agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this subsection (b) from time to time in amounts such that the aggregate principal amount of Swingline Loans at any one time outstanding shall not exceed its Swingline Commitment.

Each loan under this Section shall be in a principal amount of at least $500,000 or any larger multiple of $10,000. All Swingline Loans shall be made as Base Rate Loans. Within the foregoing limits, the Borrower may borrow under this subsection (b), repay, or to the extent permitted by Section 2.12, prepay Swingline Loans and reborrow at any time during the Credit Availability Period under this subsection (b).

          (c) Conversion of Swingline Loans to Syndicated Loans. The Swingline Bank, at any time in its sole and absolute discretion, may on behalf of the Borrower (which hereby irrevocably directs the Swingline Bank to so act on its behalf) notify each Bank (including the Swingline Bank) to make a Syndicated Loan to the Borrower in a principal amount equal to such Bank's Syndicated Commitment Percentage of the amount of such Swingline Loan, unless any Bank or Banks shall be obligated, pursuant to Section 2.05(b), to make funds available to the Agent on the date such notice is given in an aggregate amount equal to or in excess of such Swingline Loan, in which case such funds shall be applied by the Agent first to repay such Swingline Loan and any remaining funds shall be made available to the Borrower in accordance with Section 2.05(b); provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 6.01(g), (h) or (k). Upon notice from the Swingline Bank, each Bank (other than the Swingline Bank) will immediately transfer to the Swingline Bank, in immediately available funds, an amount equal to such Bank's Syndicated Commitment Percentage of the amount of such Swingline Loan so repaid. Each Bank's obligation to transfer the amount of such Syndicated Loan to the Swingline Bank shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation,
(i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Swingline Bank, (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement by the Borrower or any other Bank or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          SECTION 2.02.  Notice of Syndicated and Swingline Borrowings.

          (a) Notice of Syndicated Borrowings. The Borrower shall give the Agent notice (a "Notice of Syndicated Borrowing") not later than (x) 12:00 Noon (New York City time) on the date of each Base Rate Borrowing and (y) 12:00 Noon (New York City time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

                    (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

                    (ii)    the aggregate amount of such Borrowing,

          (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

          (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          (b) Notice of Swingline Borrowing. The Borrower shall give the Swingline Bank notice (a "Notice of Swingline Borrowing") not later than 3:00 P.M. (New York City time) on the date of each Swingline Borrowing, specifying
(i) the date of such Borrowing, which shall be a Domestic Business Day, and (ii) the amount of such Borrowing.

          SECTION 2.03.  Letters of Credit.

          (a) Commitment to Issue Letters of Credit. During the Credit Availability Period, the LC Bank agrees, subject to the terms and conditions hereof, to issue Letters of Credit on a sight basis from time to time upon the request of the Borrower; provided that, immediately after each such Letter of Credit is issued, the aggregate amount of the Letter of Credit Liabilities shall not exceed the Available LC Amount. Each Letter of Credit shall be issued in an amount equal to or greater than $100,000. Upon the date of issuance by the LC Bank of a Letter of Credit, the LC Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the LC Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in proportion to its Syndicated Commitment Percentage. The Borrower shall pay to the LC Bank issuance fees and other customary fees in the amounts and at the times as agreed between the Borrower and the LC Bank.

          (b) Request for Issuance. The Borrower shall give the LC Bank at least three (3) Domestic Business Days' prior notice (effective upon receipt) of a request for the issuance of a Letter of Credit specifying the date each Letter of Credit is to be issued, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon issuance of or amendments to a Standby Letter of Credit, the LC Bank shall promptly notify the Agent, and the Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank's participation in such Standby Letter of Credit. The issuance by the LC Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article III, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the LC Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the LC Bank shall have reasonably requested. No Standby Letter of Credit shall have an expiration date extending beyond three (3) days prior to the Termination Date. No Commercial Letter of Credit shall have an expiration date extending beyond 180 days from the issuance date nor have an expiration date less than 30 days prior to the Termination Date. In the event that the LC Bank of any Commercial Letter of Credit is other than Bankers Trust Company, such LC Bank will send by facsimile transmission to the Agent, promptly on the first Business Day of each week, the daily aggregate amount available for drawing under all Commercial Letters of Credit issued by such LC Bank for the previous week. The

    Agent shall deliver to each Bank, upon the end of each calendar month and upon each Letter of Credit fee payment, a report setting forth for such period the daily aggregate amounts available for drawing under all Commercial Letters of Credit issued by all LC Banks and outstanding during such period.

          (c) Reimbursement of Payments. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit and finding such drawing in substantial compliance with the Letter of Credit terms, the LC Bank shall notify the Agent and the Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the respective payment date. If at any time the LC Bank shall make a payment to a beneficiary of a Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Bank will pay to the Agent, for the account of the LC Bank, immediately upon the LC Bank's demand at any time during the period commencing after such payment until reimbursement therefor in full by the Borrower, an amount equal to such Bank's Syndicated Commitment Percentage multiplied by the amount of such payment, together with interest on such amount for each day from the date of the LC Bank's demand for such payment (or, if such demand is made after 3:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate for such period.

          (d) Reimbursement Obligations Unconditional. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the LC Bank for any amounts paid by the LC Bank upon any drawing under any Letter of Credit on the date of such payment by the LC Bank, without presentment, demand, protest or other formalities of any kind; provided that the Borrower shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit as determined by a court of competent jurisdiction or (ii) the LC Bank's failure to pay under any Letter of Credit after the presentation to it of a request substantially complying with the terms and conditions of the Letter of Credit. All such amounts paid by the LC Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day. The LC Bank will promptly pay to each Bank ratably in accordance with its Syndicated Commitment Percentage all amounts received from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Bank has made payment to the LC Bank in respect of such Letter of Credit pursuant to Section 2.03(c).

          (e) Indemnification. The Borrower hereby indemnifies and holds harmless each Bank and the Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank or the Agent may incur (or which may be claimed against such Bank or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Bank may incur by reason of or in connection with the failure of any other Bank to fulfill or comply with its obligations to the LC Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Bank); provided that the Borrower shall not be required to indemnify any Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such Bank or the Agent in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit as determined by a court of competent jurisdiction or (ii) such Bank's failure to pay under any Letter of Credit after the presentation to it of a request substantially complying with the terms and conditions of the Letter of Credit, as determined by a court of competent jurisdiction. Nothing in this
Section 2.03(e) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

          (f) Limited Liability of the LC Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary and any transferee of any Letter of Credit with respect to its use of such Letter of Credit. The Banks, the LC Bank and their respective officers and directors shall not be liable or responsible for, and the obligations of each Bank to make payments, and of the Borrower to reimburse the LC Bank for payments, pursuant to this Section shall not be excused by, any action or inaction of any Bank or the LC Bank related to any of:
(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents presented under any Letter of Credit, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the LC Bank against presentation of documents to the LC Bank which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make or notifying or failing to notify the LC Bank that it is required to make any payment under any Letter of Credit. Notwithstanding the foregoing, the Borrower shall have a claim against the LC Bank and the LC Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by (i) the LC Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof as determined by a court of competent jurisdiction or (ii) the LC Bank's willful failure to pay, or to notify any Bank that it is required to pay, under any Letter of Credit after the presentation to the LC Bank by any beneficiary (or a successor beneficiary to whom such Letter of Credit has been transferred in accordance with its terms) of documents strictly complying with the terms and conditions of such Letter of Credit. Subject to the preceding sentence, the LC Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless any beneficiary (or a successor beneficiary to whom such Letter of Credit has been transferred in accordance with its terms) and the Borrower shall have notified the LC Bank that such documents do not comply with the terms and conditions of such Letter of Credit. Each Bank shall, ratably in accordance with its Syndicated Commitment, indemnify the LC Bank (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the LC Bank's gross negligence or willful misconduct) that the LC Bank may suffer or incur in connection with this Agreement or any action taken or omitted by the LC Bank hereunder.

          (g) Letter of Credit Commission. The Borrower agrees to pay to the Agent for the account of each Bank a Letter of Credit commission with respect to each Letter of Credit, computed for each day from and including the date of issuance of such Letter of Credit until the last day a drawing is available under such Letter of Credit, at the LC Commission Rate on the undrawn amount of such Letter of Credit on such day. Such commissions shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and on the Termination Date.

          "LC Commission Rate" means (i) .175% per annum for any day on which Level I Status exists, (ii) .225% per annum for any day on which Level II Status exists, (iii) .325% per annum for any day on which Level III Status exists, (iv)
 .400% per annum for any day on which Level IV Status exists, (v) .500% per annum for any day in which Level V Status exists and (vi) .675% per annum for any day on which Level VI Status exists; provided, however, that in the event that the rating assigned by S&P and Moody's at any time results in a different level status of two or more levels, then the level status shall be deemed to be the level status directly above the level status of the lower rating.

          "Level I Status" exists at any date if, at such date, the Borrower's outstanding senior unsecured long-term debt securities are rated either A- or higher by S&P or A3 or higher by Moody's.

          "Level II Status" exists at any date if, at such date, (i) the Borrower's outstanding senior unsecured long-term debt securities are rated either BBB+ or higher by S&P or Baa1 or higher by Moody's and (ii) Level I Status does not exist at such date.

          "Level III Status" exists at any date if, at such date, (i) the Borrower's outstanding senior unsecured long-term debt securities are rated either BBB or higher by S&P or Baa2 or higher by Moody's and (ii) neither Level I Status nor Level II Status exists at such date.

          "Level IV Status" exists at any date if, at such date, the Borrower's outstanding senior unsecured long-term debt securities are rated BBB- by S&P and Baa3 by Moody's.

          "Level V Status" exists at any date if, at such date, (i) the Borrower's outstanding senior unsecured long-term debt securities are rated either BBB- or higher by S&P or Baa3 or higher by Moody's and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists at such date.

          "Level VI Status" exists at any date if none of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at such date.

          SECTION 2.04. Money Market Borrowings.

          (a) The Money Market Option. In addition to Syndicated Borrowings pursuant to Section 2.01(a), the Borrower may, as set forth in this Section, request the Banks during the Credit Availability Period to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

          (b) Money Market Quote Request . When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 12:30 P.M. (New York City time) on (x) the fourth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

          (i) the proposed date of Borrowing, which shall be a Euro- Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

          (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $100,000,

          (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

          (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market quote Request. No Money Market Quote Request for a LIBOR Auction shall be given within four Euro-Dollar Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote Request for a LIBOR Auction. No Money Market Quote Request shall be given on the same Domestic Business Day as any other Money Market Quote Request (except as the Borrower and the Agent may otherwise agree).

          (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

          (d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than 10:00 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

          (ii) Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

          (A) the proposed date of Borrowing,

          (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Syndicated Commitment of the quoting Bank, (x) must be $1,000,000 or a larger multiple of $100,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

          (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

          (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

          (E) the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

          (iii)   Any Money Market Quote shall be disregarded if it:

          (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

          (B) contains qualifying, conditional or similar language;

          (C) proposes terms other than or in addition to these set forth in the applicable Invitation for Money Market Quotes; or

          (D) arrives after the time set forth in subsection (d)(i).

          (E) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and by which Bank offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

          (f) Acceptance and Notice by Borrower. Not later than (x) 11:30 A.M. (New York City time) on the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 11:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

          (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

          (ii) the aggregate principal amount of each Money Market Borrowing must be $5,000,000 or a larger multiple of $100,000; provided that each Money Market Loan included in such Borrowing may be in a principal amount of $1,000,000 or any larger multiple of $100,000,

          (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and

          (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement without the Agent's approval.

          (g) Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

          SECTION 2.05. Notice to Banks:  Funding of Loans.

          (a) Upon receipt of a Notice of Syndicated Borrowing or a Notice of Money Market Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

          (b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing (other than a Swingline Borrowing), each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section
9.01. Unless the Agent determines that any applicable condition specified in
Article III has not been satisfied (it being understood and agreed that the Swing Line Bank may not unilaterally waive any condition contained in Article
III), the Agent will make the funds so received from the Banks, subject to
Section 2.01(c), available to the Borrower at the Agent's aforesaid address. Not later than 5:00 P.M. (New York City time) on the date of each Swingline Borrowing, the Swingline Bank shall, unless the Swingline Bank determines that any applicable condition specified in Article III has not been satisfied, make available the amount of such Swingline Borrowing, in Federal or other funds immediately available in New York City, to the Borrower at the Swingline Bank's address specified in or pursuant to Section 9.01.

          (c) If any Bank makes a new Loan hereunder on a day on which the Borrower is to prepay or repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being prepaid or repaid shall be made available by such Bank to the Agent as provided in subsection (b), or remitted by the Borrower to the Agent as provided in Section 2.13, as the case may be. In such case, the incurrence of such new

Loan and the prepayment or repayment of such outstanding Loan shall be deemed to have occurred simultaneously.

          (d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing (other than a Swingline Borrowing) that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section
2.05 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.08 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

          SECTION 2.06. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

          (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

          (c) Upon receipt of each Bank's Note pursuant to Section 3.01(b), the Agent shall deliver such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

          SECTION 2.07. Maturity of Loans (a) Each Loan (other than Swingline Loans), included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

          (b) Each Swingline Loan shall mature, and the principal amount thereof shall be due and payable, on the Domestic Business Day immediately following the date on which such Swingline Loan was made.

          SECTION 2.08. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on the last Business Day of each calendar quarter. Such interest on each Swingline Loan shall be payable on the Domestic Business Day immediately following the date on which such Swingline Loan was made. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

          (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

          "Euro-Dollar Margin" means (i) .175% per annum for any day on which Level I Status exists, (ii) .225% per annum for any day on which Level II Status exists, (iii) .325% per annum for any day on which Level III Status exists, (iv)
 .400% per annum for any day on which Level IV Status exists, (v) .500% per annum for any day on which Level V Status exists and (vi) .675% per annum for any day on which Level V Status exists; provided, however, that in the event that the rating assigned by S&P and Moody's at any time results in a different level status of two or more levels, then the level status shall be deemed to be the level status directly above the level status of the lower rating.

          The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

          The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

          "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

          (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin plus the Adjusted London Interbank Offered Rate applicable to such Loan and (ii) the Euro-Dollar Margin plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause
(a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

          (d) Subject to Section 8.01(a), each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with
Section 2.08(b) as if the related Money Market LIBOR Borrowing were a Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.04. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.04. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

          (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks by telex or facsimile of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

          SECTION 2.09. Fees.

          (a) Facility Fee. The Borrower shall pay to the Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate. Such facility fee shall accrue each day (i) from and including the Effective Date to but excluding the Termination Date, on the aggregate amount of the Syndicated Commitments (whether used or unused) on such date, and (ii) from and including the Termination Date to but excluding the Final Fee Payment Date, on the sum of (i) the aggregate outstanding principal amount of the Loans plus (ii) the aggregate amount of the Letter of Credit Liabilities, in each case on such date.

          "Facility Fee Rate" means (i) .100% per annum for any day on which Level I Status exists, (ii) .150% per annum for any day on which Level II Status exists, (iii) .175% per annum for any day on which Level III Status exists, (iv)
 .200% per annum for any day on which Level IV Status exists, (v) .250% per annum for any day on which Level V Status exists and (vi) .325% per annum for any day on which Level VI Status exists; provided, however, that in the event that the rating assigned by S&P and Moody's at any time results in a different level status of two or more levels, then the level status shall be deemed to be the level status directly above the level status of the lower rating.

          "Final Fee Payment Date" means the latest of (i) the date on which the Loans shall be repaid in their entirety, (ii) the date on which all Letters of Credit shall have terminated and (iii) the date on which all Reimbursement Obligations shall be paid in full.

          (b) Payments. Accrued fees under this Section shall be payable quarterly on each March 31, June 30, September 30 and December 31, on the Termination Date and upon the Final Fee Payment Date.

          SECTION 2.10. Optional Termination or Reduction of Syndicated
Commitments: Optional Termination of Swingline Commitment. (a) The Borrower may, upon at least three Domestic Business Days, notice to the Agent, (i) terminate the Syndicated Commitments at any time, if no Loans are outstanding at such time and if no Letter of Credit Liabilities exist at such time or (ii) terminate the Swingline Commitment at any time, if no Swingline Loans are outstanding at such time.

          (b) The Borrower may, upon at least three Domestic Business Days' notice to the Agent, ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Syndicated Commitments in excess of the sum of (x) the aggregate outstanding principal amount of the Loans and (y) the aggregate outstanding amount of the Letter of Credit Liabilities.

          SECTION 2.11. Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

          SECTION 2.12. Optional Prepayments. (a) The Borrower may (i) upon at least one Domestic Business Day's notice to the Agent, prepay any Base Rate Borrowing (or any Money Market Borrowing bearing interest at the Prime Rate pursuant to Section 8.01(a)) and (ii) upon at least three Euro-Dollar Business Days' notice to the Agent, prepay, subject to Section 2.14, any Euro-Dollar Borrowing, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

          (b) The Borrower may, upon notice to the Swingline Bank, prepay such Swingline Loan in whole by paying the principal amount thereof together with one day's interest thereon. If on any date there is a Swingline Loan outstanding and pursuant to Section 2.05(b) any Bank or Banks shall be obligated to make funds available to the Agent, then the Borrower shall be deemed to have requested a prepayment of the Swingline Loan and such funds shall be applied by the Agent first to repay such Swingline Loan and any remaining funds shall be made available to the Borrower in accordance with Section 2.05 (b).

          (c) Except as provided in clause (i) of Section 2.12(a), the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

          (d) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

          SECTION 2.13. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its Payment Office. The Agent will promptly distribute to each Bank its ratable share (if any) of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding

Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

          SECTION 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Section 2.12, Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to
Section 2.08(c), or if the Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.05(a), or fails to prepay any Euro-Dollar Borrowing after notice has been given to the Agent in accordance with Section 2.12 (a), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that such Bank shall have delivered to the Borrower a certificate explaining in reasonable detail the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

          SECTION 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).


          SECTION 2.16. Withholding Tax Exemption. At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such forms (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                                 ARTICLE III


                                 CONDITIONS


          SECTION 3.01. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

          (a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

          (b) receipt by the Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.06;

          (c) the fact that on the Effective Date (i) all loans outstanding, if any, under the Existing Credit Agreement together with interest thereon will be repaid by the Borrower in full with proceeds from Loans made hereunder on the Effective Date, (ii) all other accrued interest and fees under the Existing Credit Agreement (to but excluding the Effective Date) owed by the Borrower shall have been paid in full to the Agent for the account of the banks under the Existing Credit Agreement and (iii) the Existing Credit Agreement shall have terminated, and receipt by the Agent of written evidence of such termination in form and substance satisfactory to the Agent;

          (d) receipt by the Agent of an opinion of Godfrey & Kahn, counsel for the Borrower, substantially in the form of Exhibit E-1 hereto, and of Richard D. Schepp, in-house counsel for the Borrower, substantially in the form of Exhibit E-2 hereto, and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

          (e) receipt by the Agent, for its own account, of the fees payable on or prior to the Effective Date; and

          (f) receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower and the corporate authority for and the validity of this Agreement and the Notes, all in form and substance satisfactory to the Agent;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than July 31, 1997. The Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

          SECTION 3.02. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing (other than a Syndicated Loan pursuant to Section 2.01(c)), the obligation of the LC Bank to issue a Letter of Credit on the occasion of a request therefor by the Borrower and the obligation of the Swingline Bank to make a Swingline Loan are subject to the satisfaction of the following conditions:

          (a) the fact that, immediately after such Credit Event, the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) the aggregate outstanding amount of Letter of Credit Liabilities will not exceed the aggregate amount of the Syndicated Commitments;

          (b) the fact that, immediately before and after such Credit Event, no Event of Default shall have occurred and be continuing; and

          (c) the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of a Refunding Borrowing, the representations and warranties set forth in Sections 4.04(b) and 4.05) shall be true in all material respects on and as of the date of such Borrowing.

Each Credit Event hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in clauses (a), (b) and (c) of this Section.

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants that:

          SECTION 4.01. Corporate Existence and Power. The Borrower (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota, (ii) has all corporate powers required to carry on its business as now conducted and (iii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, consents or approvals could not reasonably be expected to have a material adverse effect on the business, consolidated financial position or results of operations of the Borrower and its Subsidiaries considered as a whole or a material adverse effect on the Borrower's ability to perform its obligations hereunder.

          SECTION 4.02. Corporate and Govermental Authorization: No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any judgment, injunction, order or decree, or of any material agreement or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries.

          SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower.


          SECTION 4.04.  Financial Information.

          (a) The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of February 22, 1997 and the related consolidated statements of earnings, cash flows and shareholders' equity for the Fiscal Year then ended, reported on by Deloitte & Touche and set forth in the Borrower's annual report on Form 10-K, a copy of which annual report has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

          (b) Since February 22, 1997, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 4.05 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries considered as a whole or which in any manner draws into question the validity of this Agreement or the Notes.

          SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under

Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

          SECTION 4.07. Environmental Matters. In the ordinary course of its business, the Borrower conducts a review at such times as it deems prudent of the effect of Environmental Laws on the properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 4.08. Taxes. United States Federal income tax returns of the consolidated group of which the Borrower and its Subsidiaries were members have been examined and closed through the fiscal year ended October 8, 1991. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material income tax returns which are required to be filed by them, taking into account any filing extensions for any such returns, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes or assessments, if any, as are being contested in good faith by appropriate proceedings for which adequate reserves have been established as required by generally accepted accounting principles. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          SECTION 4.09. Subsidiaries. Each of the Borrower's corporate Subsidiaries that is material to the Business or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, consents and approvals could not reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries considered as a whole or a material adverse effect on the Borrower's ability to perform its obligations hereunder.

          SECTION 4.10. Full Disclosure. All information heretofore furnished in writing by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished in writing by the Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

                                  ARTICLE V

                                  COVENANTS

          The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

          SECTION 5.01. Information. The Borrower will deliver to each of the
Banks:

          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of earnings, cash flows and shareholders' equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte Touche or other independent public accountants of nationally recognized standing in a manner acceptable to the Securities and Exchange Commission;

          (b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of earnings, cash flows and shareholders' equity for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the chief accounting officer, the treasurer, the assistant treasurer or any other financial officer holding the office of vice president of the Borrower (any such officer, a "Financial Officer");

          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.05 through 5.09, inclusive, and Section 5.12 on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default or Event of Default with respect to Sections 5.05 through 5.09, inclusive, and
Section 5.12 existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

          (e) within five days after any officer holding the office of vice president or above of the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Financial Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

          (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which would constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

          (i) promptly after any Financial Officer of the Borrower obtains knowledge of any actual or proposed change by Moody's or S&P of the rating of the Borrower's outstanding senior unsecured long-term debt securities, notice of such actual or proposed change; provided that notice of a proposed change need only be given when Moody's or S&P has taken such action or actions such that the Borrower in its reasonable judgment believes such a rating change is probable; and

          (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request; provided, however, that if such additional information is non-public proprietary and confidential information of the Borrower or any Subsidiary, the Borrower may require a confidentiality agreement reasonably acceptable to the Borrower from such Bank prior to providing such information to such Bank.

          SECTION 5.02. Maintenance of Property; Insurance.

          (a) The Borrower will cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower from (i) discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Banks, or (ii) consummating a Permitted Disposition.

          (b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) insurance on such of their respective properties in such amounts and against such risks (and with such risk retention) as the Borrower, in the exercise of its reasonable judgment, deems necessary or appropriate; and will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

          SECTION 5.03. Conduct of Business and Maintenance of Existence. The Borrower will, and will cause each Subsidiary to, substantially continue to engage in the retail business, the prescription benefit management business, the vision benefit management business and the health care information management business, or businesses ancillary thereto, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, provided, however, that the Borrower shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Banks; and provided further, that nothing in this Section shall prevent the Borrower from consummating a Permitted Disposition.

          SECTION 5.04. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and except where the failure to comply will not have a material adverse effect on the Borrower's ability to perform its obligations thereunder.

          SECTION 5.05. Minimum Consolidated Net Worth. Consolidated Net Worth will not be, at the end of any Fiscal Year, less than the sum of (i) $282,000,000 plus (ii) an amount equal to 50% of Consolidated Net Income (if positive) for the period (taken as one accounting period) commencing on February 23, 1997 and ending on the last day of such Fiscal Year.

          SECTION 5.06. Leverage. The Leverage Ratio will not be, at the end of any Fiscal Quarter, more than .65 to 1.0.

          SECTION 5.07. Interest Coverage. The Interest Coverage Ratio will not be, at the end of any Fiscal Quarter, less than 2.5 to 1.0.

          SECTION 5.08. Negative Pledge. Neither the Borrower nor any Subsidiary shall incur or suffer to exist any Lien on any Restricted Asset now owned or hereafter acquired by it, except:

          (a) Liens existing on the Effective Date and described on Schedule
5.08 hereto and Liens in favor only of the Borrower;

          (b) any Lien existing on any Restricted Asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

          (c) any Lien existing upon any Operating Property (including any property that becomes Operating Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Lien; provided that (i) such Operating Property first becomes an Operating Property after, or construction or development of such Operating Property is underway on and completed after, the Effective Date, (ii) the principal amount of any Debt secured by such Lien (x) does not exceed 100% of such purchase price or cost and
(y) is incurred not later than 24 months after such purchase or the completion of such construction or improvement, whichever is later, and (iii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

          (d) any Lien on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary;

          (e) any Lien on property existing immediately prior to the time of acquisition thereof (and not in anticipation of such acquisition);

          (f) Liens to secure Debt incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancing or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (b) through (e) as long as such Lien does not extend to any other property and the original amount of the Debt so secured is not increased;

          (g) any Lien securing Debt owing by the Borrower to a wholly owned Subsidiary (provided that such Debt is at all times held by a Person which is a wholly owned Subsidiary); provided, however, that for purposes of this Section, upon either (i) the transfer or other disposition of a Debt secured by a Lien so permitted to a Person other than the Borrower or any other wholly owned Subsidiary or (ii) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of capital stock of any such wholly owned Subsidiary to a Person other than the Borrower or any other wholly owned Subsidiary, the provisions of this clause (g) shall no longer be applicable to such Lien and such Lien shall be subject (if otherwise subject) to the requirements of this Section without regard to this clause (g);

          (h) Liens securing reimbursement obligations under letters of credit (but not time drafts related thereto) issued in connection with the purchase by the Borrower or any Subsidiary of Inventory in the ordinary course of business; provided that the sum of (i) the aggregate amount available for drawing under such letters of credit and (ii) the aggregate unpaid amount of all reimbursement obligations thereunder shall not exceed at any time $100,000,000;

          (i) Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding $5,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

          (j) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed an amount equal to (i) 15% of Consolidated Tangible Assets less
(ii) the sum of (x) the aggregate principal amount of Debt outstanding permitted by Section 5.12(c) (without duplication of any Debt subject to this Section 5.08(j)) plus (y) the aggregate Attributable

Value of all Sale and Leaseback Transactions (except for any Sale and Leaseback Transactions not exceeding 36 months) entered into pursuant to Section 5.09(c).

This Section 5.08 does not prohibit any Lien on any property or assets other than Restricted Assets.

          SECTION 5.09. Consolidations Mergers and Sales of Assets. (a) The Borrower will not consolidate or merge with or into any other Person; provided that the Borrower may (i) merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing, or (ii) upon thirty (30) days' prior written notice to the Agent, affect a reincorporation in the State of Wisconsin or Delaware by merging with and into a newly formed corporation duly organized and validly existing under the laws of such State which is the survivor to such merger (the "Surviving Entity"), so long as each of the following conditions precedent to such merger have been satisfied:

          (a) the Surviving Entity shall expressly assume all of the Borrower's obligation under this Agreement and all related documents and instruments by duly executing and delivering an assignment and assumption agreement in form and substance satisfactory to the Agent;


          (b) the Surviving Entity shall execute and deliver to the Agent new Notes which will be delivered to the Agent for each of the Banks, and each Bank shall return its existing Note for cancellation upon receipt of such new Note;

          (c) the Borrower shall deliver to the Agent such legal opinions as reasonably requested by the Agent in form and substance satisfactory to the Agent;

          (d) the Borrower shall deliver to the Agent a certificate executed by the chief financial officer or the chief accounting officer of the Borrower certifying that (x) immediately before and after giving effect to such merger, no Default exists or would result from the consummation of such merger and (y) immediately after giving effect to such merger, the Borrower's Consolidated Net Worth will not be less than the Borrower's Consolidated Net Worth immediately prior to giving effect to such merger; and

          (e) the Borrower shall deliver to the Agent such additional certificates, documents and instruments as the Agent may reasonably request, all in form and substance satisfactory to the Agent.

          (b) The Borrower will not, and will not permit any Subsidiary to, sell, lease (as lessor) or otherwise transfer, directly or indirectly, any Operating Property, unless the aggregate book value of such Operating Property as shown by the accounting books and records of the Borrower, together with the aggregate book value of all other Operating Property as shown by the accounting books and records of the Borrower (including the aggregate book value of all Operating

Property which is sold by the Borrower or any Subsidiary in Sale and Leaseback Transactions, except to the extent Capital Lease Obligations are incurred by the Borrower or any Subsidiary) sold, leased or otherwise transferred pursuant to this subsection (b) after the Effective Date, does not exceed 30% of Consolidated Tangible Assets determined as of the most recently-ended Fiscal Quarter; provided that (i) any sale and leaseback transaction involving any property that would be a Sale and Leaseback Transaction but for the fact that such transaction occurred before the Reference Date (as such term is defined in the definition of Sale and Leaseback Transaction in Section 1.01) for such property and (ii) any mortgage, deed of trust or other similar lien on any Operating Property, shall not, for purposes of this subsection (b), be a sale, lease or other transfer of Operating Property.

          (c) The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction (except for any Sale and Leaseback Transactions not exceeding 36 months), unless the Attributable Value of such Sale and Leaseback Transaction, together with the aggregate Attributable Value of all other Sale and Leaseback Transactions entered into pursuant to this subsection (c) (except for any Sale and Leaseback Transactions not exceeding 36 months), does not exceed an amount equal to (i) 15% of Consolidated Tangible Assets less (ii) the sum of (x) the aggregate principal amount of Debt outstanding permitted by Section 5.12(c) plus (y) the aggregate amount of obligations at the time outstanding secured by Liens permitted only by clause
(j) of Section 5.08 (without duplication of any Debt referred to in clause (x) above).

          (d) The Borrower will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of the capital stock or other equity interests of ProVantage, ProVMed or any of their respective direct or indirect subsidiaries (a "Permitted Disposition") unless the Borrower shall have delivered to the Agent on the date of the consummation of such Permitted Disposition an officer's certificate executed by an authorized officer of the Borrower, which certificate shall (x) certify that no Default or Event of Default shall have occurred and be continuing before and after giving effect to such Permitted Disposition and (y) demonstrate that at the time of such Permitted Disposition the covenants contained in Sections 5.05, 5.06 and 5.07 shall be complied with on a pro forma basis for the twelve month period immediately preceding the date such Permitted Disposition was consummated as if such Permitted Disposition had occurred on the date twelve months prior to the date such Permitted Disposition was consummated.

          SECTION 5.10. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into any material transaction with any Affiliate which transaction is not on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate (an "Arm's-Length Transaction"). Any material transaction with any Affiliate shall be deemed to be an Arm's-Length Transaction if approved by (a) a majority of the Borrower's directors who are unaffiliated with such Affiliate or
(b) a majority of the members of any committee of the Board of Directors of the Borrower who are unaffiliated with such Affiliate. The Borrower will comply with
Section 302A.255 of the Minnesota Business Corporation Act (or any similar provision of any state law of any state in which the Borrower reincorporates pursuant to Section 5.09(a)) in connection with any transaction or contract applicable thereunder. This Section 5.10 shall not apply to any agreements existing on the Effective Date described on
Schedule 5.10 hereto or any renewals of such agreements on substantially similar terms and conditions or terms and conditions more favorable to the Borrower.

          SECTION 5.11. Use of Proceeds. The proceeds of the Loans made and the Letters of Credit issued under this Agreement will not be used by the Borrower, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U; provided, however, that the Borrower may utilize up to $25,000,000 of proceeds of Loans for the purpose of repaying all indebtedness and other amounts owing by the Borrower under the Existing Credit Agreement which borrowings were used by the Borrower to redeem the capital stock of the Borrower from Supervalu; and provided further, that the Borrower may use proceeds of Loans for the repurchase of the Borrower's capital stock for retirement to the extent such repurchase is exempt from Regulation U.

          SECTION 5.12. Limitation on Subsidiary Debt. The Borrower will not permit any of its Subsidiaries to incur or at any time be liable with respect to any Debt except (a) Debt owing to the Borrower or any wholly owned Subsidiary,
(b) Debt which is secured by a Lien permitted by Sections 5.08 (a) through 5.08
(i) , inclusive, and (c) Debt not otherwise permitted by the foregoing clauses of this Section in an aggregate principal amount at any time outstanding not to exceed an amount equal to (i) 15% of Consolidated Tangible Assets less (ii) the sum of (x) the aggregate principal amount of Debt at the time outstanding secured by Liens permitted by clause (j) of Section 5.08 (without duplication of any Debt subject to this Section 5.12) plus (y) the aggregate Attributable Value of all Sale and Leaseback Transactions (except for any Sale and Leaseback Transactions not exceeding 36 months) entered into pursuant to Section 5.09(c).

          SECTION 5.13. Limitation on Certain Covenants and Restrictions. The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any agreement with any Person which prohibits or limits the ability of any Subsidiary to (a) declare or pay any dividend or (b) make any loan to or investment in the Borrower or any other Subsidiary; provided that this clause
(b) shall not prohibit agreements between the Borrower or any Subsidiary and any Person which require that transactions with any Affiliate (i) be on an "arm's-length" basis, (ii) be approved by the disinterested directors of the Board of Directors, or (iii) be subject to any substantive or procedural requirements substantially similar to clause (i) or (ii) above.

                                 ARTICLE VI

                                  DEFAULTS

          SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a) the Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or shall fail to pay within three business days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;

          (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.05 through 5.09, inclusive, Section 5.12 or Section 5.13 for three days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

          (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

          (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other written document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

          (e) the Borrower or any Subsidiary shall fail to make any final payment of any Material Debt when due or within any applicable grace period;

          (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

          (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing;

          (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

          (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000; provided that if (x) any event specified in this clause (i) shall have occurred with respect to (i) a Material Plan which is neither maintained, nor contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) a Multiemployer Plan to which no member of the ERISA Group is then making or accruing an obligation to make contributions, and (y) such event shall have occurred with respect to (a) a Material Plan which is maintained, or contributed to by any member of the Supervalu ERISA Group or (b) a Multiemployer Plan to which any member of the Supervalu ERISA Group is then making or accruing an obligation to make contributions, then such event shall be an Event of Default under this clause
(i) only if such event shall have remained uncured for 30 days;

          (j) a judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days, except to the extent (not to exceed $100,000,000) that an insurer pays, or acknowledges in writing within such 30-day period its intent to pay, the amount of such judgment or order;

          (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more in voting power of the outstanding Voting Stock of the Borrower; or, during any period of 24 consecutive calendar months, a majority of the board of directors of the Borrower does not consist of individuals who were (i) directors of the Borrower on the first day of such period, (ii) directors who were selected or whose nomination for election was approved by a vote of at least a majority of the directors then still in office referred to in clause (i) above, or (iii) directors who were selected or whose nomination for election was approved by a vote of at least a majority of the board consisting of directors still in office described in clauses (i) and (ii) above or this clause (iii);

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Syndicated Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by Banks holding Notes evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and
(iii) if requested by Banks having more than 50% in aggregate amount of the aggregate LC Exposures, by notice to the Borrower declare an amount equal to the sum of the maximum amount which may at any time be drawn under all Letters of Credit at the time outstanding (the "Aggregate LC Amount") (whether or not a beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under any Letter of Credit) to be, and the Aggregate LC Amount shall thereupon become, immediately due and payable without presentment, demand,
protest or other notice of any kind, all of which are hereby waived by   the
Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the commitments shall thereupon terminate and the Notes (together with accrued interest thereon) and the Aggregate LC Amount shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          The Aggregate LC Amount, when received by the Agent, shall be held by the Agent in a collateral account maintained with the Agent (the "Collateral Account"), which account (and all investments held therein) shall be held in name of and subject to the dominion and control of the Agent on behalf of the Banks, as cash collateral for the Reimbursement Obligations of the Borrower in the event of any drawing under any Letter of Credit. Upon any drawing under any Letter of Credit, the Agent shall apply such amounts held in the Collateral Account to such Reimbursement Obligations.

          The Borrower hereby grants to the Agent, for the benefit of the Banks, a security interest in and right of set-off against any and all of the funds and investments held in the Collateral Account from time to time and any instrument evidencing the foregoing to secure equally and ratably the obligations of the Borrower hereunder in respect of the Letters of Credit and the Reimbursement Obligations. The Agent, on behalf of the Banks, shall have the rights, powers and remedies of a secured party under the New York Uniform Commercial Code with respect to the funds and investments held in the Collateral Account from time to time. The Agent shall exercise such rights, powers and remedies as and when requested by Banks having more than 50% in aggregate amount of the aggregate LC Exposures from time to time; provided that the Agent shall not be obligated to take any action which it believes to be contrary to law or inconsistent with the equal and ratable nature of the security interest provided in this paragraph. The Agent's duties under this paragraph (as well as under all other provisions of this Agreement) are subject to the provisions of Article VII. The Borrower shall take such actions from time to time as the Agent (at the request of any Bank) may reasonably request to perfect and preserve the security interests provided for in this paragraph.

          The Agent shall invest funds held in the Collateral Account from time to time only in Temporary Cash Investments designated by the Borrower; provided that the Agent is authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account as herein provided.

          Upon the termination of all Letters of Credit, and the payment in full of all secured obligations, the Agent shall release all funds and investments held in the Collateral Account to or upon the order of the Borrower (or as a court of competent jurisdiction may otherwise direct).

          SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                                 ARTICLE VII

                                  THE AGENT

          SECTION 7.01. Appointment. The Banks hereby appoint Bankers Trust Company as the Agent to act as specified herein and in the Notes. Each Bank hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize the Agent to take such action on its behalf under the provisions hereof, the Notes (including, without limitation, to give notices and take such actions on behalf of the Required Banks as are consented to in writing by the Required Banks) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder and under the Notes, by or through its officers, directors, agents, employees or affiliates.

          SECTION 7.02. Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of the Agent shall be mechanical and administrative in nature. EACH BANK HEREBY ACKNOWLEDGES AND AGREES THAT THE AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY NOTES, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY BANK. Nothing in this Agreement or in any Note, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of the Agreement or any Note except as expressly set forth herein or therein. Each Bank shall make its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of the Borrower, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. The Agent will promptly notify each Bank at any time that the Required Banks have instructed it to act or refrain from acting pursuant to Article VI.

          SECTION 7.03. Exculpation Rights Etc. Neither the Agent nor any of its officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any Note, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any Note or any other document or the financial condition of the Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any Note or any other document or the financial condition of the Borrower, or the existence or possible existence of any Default or Event of Default unless requested to do so by the Required Banks. The Agent may at any time request instructions from the Banks with respect to any actions or approvals (including the failure to act or approve) which by the terms of this Agreement or the Notes, the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any this Agreement or the Notes until it shall have received such instructions from the Required Banks. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Banks or, to the extent required by Section 9.05, all of the Banks.

          SECTION 7.04. Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any Note and its duties hereunder or thereunder, upon advice of counsel selected by the Agent.

          SECTION 7.05. Indemnification. To the extent the Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any Note or any action taken or omitted by the Agent under this Agreement or any Note, in proportion to each Bank's Syndicated Commitment Percentage; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The obligations of the Banks under this
Section 7.05 shall survive the payment in full of the Notes and the termination of this Agreement.

          SECTION 7.06. Agent In Its Individual Capacity. With respect to its Loans and Syndicated Commitment (and its Syndicated Commitment Percentage thereof), the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Bank or holder of obligations hereunder. The terms "Banks", "holder of obligations" or "Required Banks" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank, one of the Required Banks or a holder of obligations hereunder. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not acting as the Agent hereunder or under the Notes, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Banks.

          SECTION 7.07. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks.

          SECTION 7.08. Holders of Obligations. The Agent may deem and treat the payee of any obligation hereunder as reflected on the books and records of the Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent pursuant to Section 9.06(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any obligation hereunder shall be conclusive and binding on any subsequent holder, transferee or assignee of such obligation or of any obligation or obligations granted in exchange therefor.

          SECTION 7.09. Resignation by the Agent.

          (a) The Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the acceptance by a successor the Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent who shall be satisfactory to the Borrower and shall be an incorporated bank or trust company.

          (c) If a successor Agent shall not have been so appointed within said fifteen (15) Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Required Banks, with the consent of the Borrower, appoint a successor Agent as provided above.

          (d) If no successor Agent has been appointed pursuant to clause (b) or
(c) by the twentieth (20th) Business Day after the date such notice of resignation was given by Agent, Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

                                ARTICLE VIII

                           CHANGE IN CIRCUMSTANCES


          SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

          (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

          (b) in the case of a Syndicated Borrowing, Banks having 50% or more of the aggregate amount of the Syndicated Commitments advise the Agent that the Adjusted London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Syndicated Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and
(ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

          SECTION 8.02. Illegality. If on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans or to issue Letters of Credit and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans or to issue Letters of Credit, as the case may be, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

          SECTION 8.03. Increased Cost and Reduced Return. (a)  If on or after
(x) the Effective Date, in the case of any Syndicated Loan, any Swingline Loan, any Letter of Credit or participation interest therein or any Commitment or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) shall subject any Bank (or its Applicable Lending office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Note or its obligation to make Euro-Dollar Loans or any Letter of Credit issued by it or any participating interest in a Letter of Credit held by it, or its obligation to issue Letters of Credit or to acquire participating interests therein (collectively, its "Covered Credits"), or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Covered Credits (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for the London interbank market any other condition affecting its Covered Credits;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Covered Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

          (b) If any Bank shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

          (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

          SECTION 8.04. Base Rate Loans Substituted for Affixed Fixed Rate Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

          (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

          (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

                                   ARTICLE IX

                                 MISCELLANEOUS

          SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower.
Each such notice, request or other communication shall be affective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

          SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 9.03. Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including fees and disbursements of Winston & Strawn, special counsel for the Agent, in connection with the preparation of this Agreement as set forth in the Commitment Letter between the Agent and the Borrower dated June 9, 1997, (ii) all reasonable out-of-pocket expenses of the Agent, including fees and disbursements of special counsel to the Agent, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided that the Borrower shall not be responsible for the fees and disbursements of counsel for each Bank if the Event of Default is an Event of Default specified in clause
(b), (c) or (d) (or any combination thereof) of Section 6.01. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

          (b) The Borrower agrees to indemnify each Bank and hold each Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by any Bank (or by the Agent in connection with its actions as Agent hereunder) in connection with any investigative, administrative or judicial proceeding (whether or not such Bank shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder or any actual or proposed use of any Letter of Credit; provided that no Bank shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct.

          SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionate greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.


          SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent, the LC Bank or the Swingline Bank are affected thereby, by the Agent, the LC Bank or the Swingline Bank, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any Reimbursement Obligation or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any Reimbursement Obligation or any fees hereunder or for any reduction or termination of any Syndicated Commitment, (iv) change the percentage of the Syndicated Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

          SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

          (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i) or (ii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection
(c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (such portion to be in an amount equal to or greater than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement in substantially the form of Exhibit F hereto (an "Assignment and Assumption Agreement") executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Agent, such consents not to be unreasonably withheld; provided that if an Assignee is an Affiliate of such transferor Bank or another Bank, neither the Borrower's nor the Agent's consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 in immediately available funds to the Agent at its Payment Office in connection with each such assignment ($2,500 with respect to assignments to any Bank or an Affiliate of such Bank), written notice thereof by such transferor Bank to the Agent and the recording by the Agent of such assignment in the Register and the resulting effect upon the Loans of the assigning Bank and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were a Bank hereunder and the holder of a Note (provided that the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assignor Bank in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by the assignor Bank and the Assignee) and, if the Assignee has expressly assumed, for the benefit of the Borrower, some or all of the transferor Bank's obligations hereunder, such transferor Bank shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by the Borrower, the Banks or the Agent shall be required. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.16. Each Assignee shall take such Loans and Commitment subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by the Agent and the Borrower of written notice of such transfer, by each previous holder of such Loans and Commitment. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1 hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Bank and the resulting adjustment of all or a portion of the rights and obligations of such transferor Bank under this Agreement, the determination of its Syndicated Commitment Percentage (in each case, rounded to twelve decimal places), the Loans and any new Notes to be issued, at the Borrower's expense, to such Assignee, and no further consent or action by the Borrower or the Banks shall be required to effect such amendments.

          (d) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the other documents executed and delivered in connection herewith (including, without limitation, the Note held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, the Borrower or the Agent and with the consent of the Borrower and the Agent, any Bank which is a fund may pledge all or any portion of its Note or Loans to its trustee in support of its obligations to its trustee. No such pledge or assignment shall release the transferor Bank from its obligations hereunder.

          (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          (f) The Borrower hereby designates the Agent to serve as the Borrower's agent, solely for purposes of this Section 9.06 to maintain a register (the "Register") on which it will record the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the rights to the principal of, and interest on, any Loan shall not be effective until the transfer is recorded on the Register maintained by the Agent with respect to ownership of such Loan and prior to such recordation all amounts owing to the transferor with respect to such Loan shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.06(c). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Bank shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 9.06(f); provided that the Agent shall not have the right to be indemnified under this Section 9.06(f) for its own gross negligence or willful misconduct.

          SECTION 9.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

          SECTION 9.08. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE

BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED
STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          SECTION 9.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

          SECTION 9.10. Confidentiality. The Agent and each Bank represent that they will maintain the confidentiality of any written or oral information provided under this Agreement by or on behalf of the Borrower (hereinafter collectively called "Confidential Information"), subject to the Agent's and each Bank's (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Borrower or any of its Subsidiaries and Affiliates and (d) right to provide such information to Participants, prospective Participants to which sales of participating interests are permitted pursuant to Section 9.06(b) and prospective Assignees to which assignments of interests are permitted pursuant to Section 9.06(c) if such Participant, prospective Participant or prospective Assignee agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a "Bank" party hereto. Notwithstanding the foregoing, any such information supplied to a Bank, Participant, prospective Participant or prospective Assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it becomes a matter of public knowledge.

          SECTION 9.11. Termination of Existing Credit Agreement. The Borrower and each of the Banks that is also a "Bank" party to the Existing Credit Agreement agrees that the "Commitments" as defined in the Existing Credit Agreement shall be terminated in their entirety on and as of the Effective Date. Each of such Banks waives any requirement of notice of such termination required pursuant to Section 2.10(a) of the Existing Credit Agreement.

          SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


                      *                *                 *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 SHOPKO STORES, INC.

                                 By: /s/ Jeffrey A. Jones

                                 Name: Jeffrey A. Jones

                                 Title: Senior Vice President
                                        Chief Financial Officer

                                 Address:

                                 700 Pilgrim Way
                                 Green Bay, Wisconsin 54304
                                 Attention:   Jeffrey A. Jones
                                              Senior Vice President and Chief
                                              Financial Officer
                                 Tel No.:     (414) 496-7470
                                 Fax No.:     (414) 496-4225


                                 BANKERS TRUST COMPANY, in its individual capacity and as Agent

                                 By: /s/ Mary Jo Jolly

                                 Name: Mary Jo Jolly

                                 Title: Assistant Vice President

                                 Address:

                                 One Bankers Trust Plaza
                                 130 Liberty Street
                                 14th Floor
                                 New York, New York 10006
                                 Attention:   Mary Jo Jolly
                                 Tel No.:     (212) 250-5860
                                 Fax No.:     (212) 250-7351

                                 With copies to:

                                 Bankers Trust Company
                                 233 South Wacker Drive
                                 Suite 8400
                                 Chicago, Illinois 60606
                                 Attention:   John C. Moses
                                 Fax No.:     (312) 993-8218

                                 Winston & Strawn
                                 35 West Wacker Drive
                                 Chicago, Illinois 60601
                                 Attention:   Brian S. Hart, Esq.
                                 Tel No.:     (312) 558-5600
                                 Fax No.:     (312) 558-5700

                                                ASSOCIATED BANK GREEN BAY

                                                By: /s/ Nancy A. Felhofer

                                                Name: Nancy A. Felhofer

                                                Title: Vice President

                                                Address:

                                                200 North Adams Street
                                                Green Bay, WI 54307-9006
                                                Attention:   Nancy Felhofer
                                                             Vice President
                                                Tel No.:     (414) 433-3004
                                                Fax No.:     (414) 433-4380



                                                BANK OF MONTREAL

                                                By: /s/ Julia B. Buthman

                                                Name: Julia B. Buthman

                                                Title: Managing Director

                                                Address:

                                                115 South LaSalle Street
                                                13th Floor
                                                Chicago, Il 60603
                                                Attention:   Robert A. Cannon
                                                             Director

                                                             Julia Buthman
                                                Tel No.:     (312)750-3475
                                                Fax No.:     (312)750-1789

                                         BANK ONE, WISCONSIN

                                         By: /s/ Thomas E. Knab, Jr.

                                         Name: Thomas E. Knab, Jr.

                                         Title: Vice President

                                         Address:

                                         200 South Adams Street
                                         Green Bay, WI 54307-9029
                                         Attention:   W. Scott King
                                                      President
                                         Tel No.:     (414) 436-2507
                                         Fax No.:     (414) 436-2524

                                         Attention:   Thomas E. Knab, Jr.
                                                      Vice President
                                         Tel No.:     (414) 436-6576
                                         Fax No.:     (414) 436-2523


                                         THE BANK OF NEW YORK

                                         By: /s/ Michael V. Flannery, Jr.

                                         Name: Michael V. Flannery, Jr.

                                         Title: Vice President

                                         Address:

                                         One Wall Street
                                         New York, NY 10286
                                         Attention:   Alvin Y. Chiu
                                                      Assistant Treasurer
                                         Tel No.:     (212) 635-7870
                                         Fax No.:     (212) 635-1483

                                         Attention:   Cynthia D. Howells
                                         Tel No.:     (212) 635-7372
                                         Fax No.:     (212) 635-7345





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

                                       BANK OF TOKYO-MITSUBISHI, LTD.,
                                       CHICAGO BRANCH

                                       By: /s/ Hajime Watanabe

                                       Name: Hajime Watanabe

                                       Title: Deputy General Manager

                                       Address:

                                       227 West Monroe Street
                                       Suite 2300
                                       Chicago, IL 60606
                                       Attention:   Wayne M. Yamanaka
                                                    Vice President
                                       Tel No.:     (312) 696-4664
                                       Fax No.:     (312) 696-4535

                                       With copies to:

                                       Jeffery S. Rothstein
                                       Sidley & Austin
                                       One First National Plaza
                                       Chicago, IL 60603


                                       BANKBOSTON, N.A.

                                       By: /s/ Peter L. Griswold

                                       Name: Peter L. Griswold

                                       Title: Director

                                       Address:

                                       Retail and Apparel Division
                                       100 Federal Street
                                       Boston, MA 02106-2016
                                       Attention:   Peter L. Griswold
                                                    Director

                                                    Kathy Dimock
                                       Tel No.:     (617) 434-8312
                                       Fax No.:     (617) 434-6685

                                       With copies to:

                                       Marilyn Fenollosa
                                       Mail Code: 01-19-03
                                       BankBoston, N.A.
                                       100 Federal Street
                                       Boston, MA 02106





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
                                        FIRSTAR BANK MILWAUKEE, N.A.

                                        By: /s/ R. Bruce Anthony

                                        Name: R. Bruce Anthony

                                        Title: Assistant Vice President

                                        Address:

                                        777 East Wisconsin Avenue
                                        Milwaukee, WI 53202
                                        Attention:   Robert A. Flosbach
                                                     Vice President
                                        Tel. No.:    (414) 765-4438
                                        Fax No.:     (414) 765-5062

                                        Attention:   R. Bruce Anthony
                                                     Assistant Vice President
                                        Tel. No.:    (414) 765-4724
                                        Fax No.:     (414) 765-5367

                                        FIRST BANK, NATIONAL ASSOCIATION

                                        By: /s/ Elliot Jaffee

                                        Name: Elliot Jaffee

                                        Title: Vice President

                                        Address:

                                        First Bank Place
                                        601 Second Avenue South
                                        Minneapolis, MN 55402-4302
                                        Attention:   Elliot J. Jaffee
                                                     Vice President
                                        Tel. No.:    (612)973-0543
                                        Fax No.:     (612)973-0825

                                        Attention:   Greg B. Wilson
                                                     Credit Analyst
                                        Tel. No.:    (612)973-4339
                                        Fax No.:     (612)973-0825

                                        With copies to:

                                        Peter Rue
                                        First Bank, National Association
                                        Mail Code: MPFP2805
                                        First Bank Place
                                        601 Second Avenue South
                                        Minneapolis, MN 55402




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

                                        NATIONSBANK, N.A.

                                        By: /s/ Lisa S. Donoghue

                                        Name: Lisa S. Donoghue

                                        Title: Vice President

                                        Address:

                                        233 South Wacker Drive
                                        Suite 2800
                                        Chicago, IL 60606
                                        Attention:    Lisa S. Donoghue
                                                      Vice President
                                        Tel. No.:     (312)234-5639
                                        Fax No.:      (312)234-5601


                                        THE SUMITOMO BANK, LTD., CHICAGO
                                        BRANCH

                                        By: /s/ John H. Kemper

                                        Name: John H. Kemper

                                        Title: Senior Vice President

                                        Address:

                                        233 South Wacker Drive
                                        Suite 4800
                                        Chicago, IL 60606
                                        Attention:    Daniel E. Casey
                                                      Credit Analyst
                                        Tel. No.:     (312)879-7672
                                        Fax No.:      (312)876-6436

                                        With copies to:

                                        Marie C. Oldham
                                        Hopkins & Sutter
                                        Three First National Plaza
                                        Chicago, IL 60602









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